2700 WOODLAND PARK DRIVE #415, HOUSTON TX 77082
TEL (832)463-0518 FAX (832)504-9574 EMAIL IDRIS.AYENI8@GMAIL.COM
ADRIS AYENI, Attorney-At-Law




Lion Lam Diamond Inc.,

14520 Memorial Dr., Ste #M206
Houston, Texas 77079

Date: March 29, 2011

Re: Lion Lam Diamond Inc., Form S-1 Registration Statement

Ladies and Gentlemen:


You have requested my opinion, as counsel for Lion Lam Diamond, Inc., a Texas corporation (the "Company"), in connection with the Form S-1 registration statement (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission. The Registration Statement related to the offering of up to 5,000,000 shares of the Company's common stock ("Common Stock"). Such shares are to be issued under the Registration Statement and the relating prospectus to be filed with the Commission.


I have examined the originals, or photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the company, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures,the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such documents.


Based on my examination mentioned above, I am of the opinion that 5,000,000 shares of common stock being offered will be legally issued, fully paid and non-assessable.


I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, I do not hereby admit that I am the category of persons whose consent is required under
Section 7 of the Act.



/s/ Idris Ayeni
IDRIS AYENI,
Attorney-At-Law